UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2013, Higher One Holdings, Inc. (the "Company") announced that Christopher Wolf, age 51, will join the Company as Chief Financial Officer, effective March 5, 2013.  Higher One's Board of Directors (the "Board") appointed Mr. Wolf as Chief Financial Officer on February 15, 2013.

From 2007 to 2011, Mr. Wolf served as Executive Vice President and Chief Financial Officer of publicly-traded Acxiom Corporation, where he had full responsibility for leadership of the corporate finance organization of this multinational marketing services and information management company.  From 2011 to 2012, he served as Executive Vice President and Chief Financial Officer of First Advantage Background Services, a privately held talent acquisition enterprise.  Over the last two decades, he has held executive and senior advisory positions with Catalina Marketing Corporation and Boulder Brands Inc., among other companies.  Mr. Wolf holds a BS in Accounting from Florida State University and a Master of Accounting degree from the University of North Carolina.

Pursuant to the terms of his employment offer letter, Mr. Wolf will receive an annual base salary of $375,000 and a target bonus of $175,000 to be earned based on the achievement of annual performance targets to be established by the Compensation Committee of the Board.  Additionally, on March 8, 2013, he will be granted (i) 150,000 performance based stock options, which options will vest in three equal annual installments and will be earned in each year starting at the end of 2014 based on the Company's growth in adjusted EBITDA (as defined in the Company's annual report on Form 10-K) over the prior year, as more particularly described by the Compensation Committee, and (ii) 50,000 shares of restricted stock, which shares will vest in equal annual installments over four years.  He will also be provided with a $10,000 relocation bonus.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 19, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2013

HIGHER ONE HOLDINGS, INC.

By:  /s/ Mark Volchek
       _____________________________
       Mark Volchek
       Chief Executive Officer